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News

For Immediate Release

                                                For Further Information Contact:
                                                               Rochelle F. Walk,
                                                    Vice President and Secretary
                                                                  (216) 861-8734
                                                          Rwalk@oglebay.onco.com
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             Oglebay Norton Acquires Michigan Limestone Operations

CLEVELAND, OH--April 18, 2000--Oglebay Norton Company (NASDAQ: OGLE) today announced that it has acquired Michigan Limestone Operations Limited Partnership
(MLO). The purchase price paid for the partnership interests was $53 million in cash at closing plus contingent payments subject to achieving certain operating performance parameters over the next decade.

Michael Lundin, MLO's president, will continue in his role as President of MLO, reporting directly to John N. Lauer, Chairman, President and Chief Executive Officer of Oglebay Norton. In order to optimize synergies in the Great Lakes region, Oglebay Norton's Global Stone Port Inland limestone facility will report to Lundin.

MLO operates two facilities, one in Rogers City, Michigan, and the other in Cedarville, Michigan. These operations supply high calcium and dolomitic limestone to a wide variety of users including the construction, energy and steel industries. MLO is the largest limestone producer on the Great Lakes with annual revenues in excess of $40 million.

Lauer commented: "We are pleased to have concluded this transaction under mutually favorable terms. This transaction provides Oglebay Norton with a complementary business and creates significant synergies with our existing limestone facility in Port Inland and with our Marine Services & Transportation business. It also strengthens our position in construction aggregates, building materials, industrial and environmental markets in the Great Lakes region. We expect the acquired business to be accretive to earnings this year."

Lundin added: "We are excited to join a company with such a long and well-respected history. Oglebay's management team has a solid grasp on profitably growing the company and we expect to contribute to that growth."

In addition, Oglebay Norton has also entered into a new three-year, $118 million term-loan with its banking group and has restated its pre-existing $232 million revolving credit facility. Both credit facilities are senior to the company's $100 million, 10% bonds issued in 1999.
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Lauer concluded: "We are pleased with the new credit facility and the financial flexibility that it affords the company in pursuing additional strategic growth opportunities. While this new bank agreement provides the company with significant cash resources, we remain firmly committed to maintaining our leverage ratio at or below four times EBITDA."

Oglebay Norton Company, a Cleveland, Ohio-based company, provides essential minerals to a broad range of markets, from building materials and home improvement to the environmental, energy and metallurgical industries. Building on a 145-year heritage, our vision is to become the premier growth company in the industrial minerals industry. The company's website is located at www.oglebaynorton.com.
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Certain statements contained in this release are "forward-looking" in that they reflect management's expectations and beliefs regarding the future performance of the Company and its operating segments. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements. Weather, oil prices, Great Lakes and Mid-Atlantic construction activity, the California economy, population growth rates in the Southwestern United States, and steel production all can impact revenues and earnings. Please refer to the Company's current and subsequent SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

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